EXHIBIT 99.1

Liberty Global Announces Plan to Establish Tracking Shares for its Latin American Operations

•	Highlighting the value of our well-positioned Latin American operations

•	Will create “pure-play” European and Latin American equities

Denver, Colorado - October 22, 2014:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that its Board of Directors has approved a plan to create a tracking stock for its operations in Latin America and the Caribbean (the Liberty Latin America and Caribbean Group, or “LiLAC Group”). The LiLAC Group will initially have attributed to it Liberty Global’s 100% interests in VTR GlobalCom SpA and VTR Wireless SpA, as well as its 60% interest in Liberty Cablevision of Puerto Rico LLC.

Mike Fries, Chief Executive Officer of Liberty Global, stated, “The creation of a tracking stock will highlight the value of our well-positioned operations in Latin America and the Caribbean. This structure will enable us to retain the advantages of doing business as a single company, including the benefits of being able to leverage the expertise of our broader management team, our technology development program and our overall economies of scale. At the same time, we will be creating “pure-play” European and Latin American equities that we believe will be attractive to investors.”

In connection with the creation of the LiLAC Group tracking shares, record holders of Liberty Global’s ordinary shares would receive one LiLAC Group Class A, Class B or Class C ordinary share for each 20 ordinary shares of Liberty Global Class A, Class B or Class C, respectively, held by them. Liberty Global expects that the LiLAC tracking shares will trade under the symbols “LILA,” “LILAB” and “LILAK,” respectively, on the NASDAQ Global Select Market. All of Liberty Global’s businesses not attributed to the LiLAC Group will be attributed to the Liberty Global Group. The Liberty Global Group shares will continue to trade under our current symbols “LBTYA,” “LBTYB” and “LBTYK,” respectively, on the NASDAQ Global Select Market.

Liberty Global expects that the process to create and distribute the tracking shares will take approximately five months to complete. The creation of the LiLAC Group tracking shares is subject to various conditions, including the approval by the Securities and Exchange Commission (“SEC”) of our proxy statement/prospectus that was filed with the SEC today, requisite approvals of the shareholders of Liberty Global and the receipt of opinions of tax counsel. The shareholders’ meetings will be scheduled at the time that our proxy statement/prospectus is approved by the SEC. The record date for the distribution will be determined after the shareholders’ meetings. We anticipate that this transaction should be tax-free to our U.S. and U.K. shareholders.

Our Board of Directors and executive officers intend to affirmatively vote for this transaction. The businesses attributed to the LiLAC Group will continue to be managed by our Latin American divisional team and our local operating teams in both Chile and Puerto Rico, and will continue to be supervised by Liberty Global’s current executive team.

Forward Looking Statements
This press release contains forward-looking statements, including statements regarding the creation of the LiLAC Group tracking shares and the anticipated consequences and benefits thereof, the anticipated completion date and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the receipt and timing of necessary SEC approvals and the satisfaction of the other conditions to the creation of the LiLAC Group tracking shares, as well as other factors detailed from time to time in Liberty Global’s filings with the SEC including Liberty Global’s recently filed registration statement on Form S-4 relating to the issuance of the LiLAC Group tracking shares, as well as its most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except to the extent required by applicable law.

Additional Information and Where to Find It
Nothing in this press release shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Liberty Global, including Liberty Global’s proposed new LiLAC Group tracking shares or Liberty Global’s existing ordinary shares. The issuance of the new LiLAC Group tracking shares will only be made pursuant to an effective registration statement. In connection with the proposed issuance of the LiLAC Group tracking shares, Liberty Global has filed a registration statement on Form S-4 with the SEC. SHAREHOLDERS OF LIBERTY GLOBAL ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CONTAINED THEREIN (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders can obtain a free copy of the registration statement including the proxy statement/prospectus contained therein, as well as other filings containing information about Liberty Global, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the registration statement and other filings by Liberty Global with the SEC that are incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Global plc, 12300 Liberty Boulevard, Englewood, CO 80112, USA, Attention: Investor Relations.

Participants in a Solicitation
The directors and executive officers of Liberty Global and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the LiLAC Group tracking shares. Information regarding the directors and executive officers of Liberty Global and other participants in the proxy solicitations and a description of their respective direct and indirect interests, by security holdings or otherwise, is contained in Liberty Global’s proxy statement filed with the SEC on April 30, 2014.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at June 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20.7190.6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20.778.9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303.220.6678

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